Exhibit 10.10

WRIGHT EXPRESS® CO-BRANDED

BUSINESS CHARGE CARD & MARKETING AGREEMENT

THIS AGREEMENT (“Agreement”) is made and dated as of the last date set forth below and is by and between Wright Express LLC, a Delaware limited liability company with a principal place of business in South Portland, Maine (“WEX”), and PHH Vehicle Management Services, LLC a Delaware limited liability company with a place of business in Hunt Valley, Maryland (“Customer”).

WHEREAS, WEX is a provider of commercial fleet charge card programs; and

WHEREAS, the Customer is in the business of leasing commercial fleets of motor vehicles and/or providing fleet management and other services to the operators of such fleets (the “Fleets”); and

WHEREAS, WEX and Customer are both owned by Avis Group Holdings, Inc.; and

WHEREAS, WEX wishes to make its co-branded charge card and its fleet management program (collectively called the “Program”) available to the Customer and the Customer wishes to promote the Program to the Fleets.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. (a)	WEX agrees to establish co-branded WEX charge cards (the “Cards”) which shall be issued by Customer and approved by WEX for use by certain of the Fleets to purchase goods and services from vendors accepting WEX charge cards. (All references to Cards in this Agreement shall reflect all the features and functionality of the co-brand WEX charge card, as described in Paragraph 22). Cards shall be produced at the Customer’s expense, with a design and cost to be mutually agreed upon, and shall be provided to such Fleets as may be designated from time to time by the Customer.

(b)	WEX and Customer shall share the cost (up to a maximum of [*] per card) of embossing, encoding and distributing the Cards either to the Program Fleets or to the Customer, as designated by the Customer, for those Fleets whose accounts are established by the Customer under the Program (the “Program Fleets”). The Cards will contain the Customer’s name and logo, as well as WEX’s name and/or the Wright Express® logo, in such size and location as may be mutually determined by WEX and the Customer.

(c)	WEX will provide personnel and materials for sales training and updating of the Customer’s sales personnel in such a manner and locations as is deemed mutually agreeable. The parties acknowledge that initial sales representatives’ training by WEX may be appropriate as agreed upon between the parties prior

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

to the roll-out of the Program to the Program Fleets. Ongoing field sales support and consultation will be provided by WEX, in such a manner and location as is deemed mutually agreeable.

(d)	WEX will, if requested by the Customer, modify its WEX sales video to include the Customer’s name, logo and telephone number and make a copy thereof available to the Customer at a reasonable cost to be determined by WEX and agreed to by the Customer.

(e)	Any marketing or sales material used by the Customer to promote the Cards or the Program that is not supplied by WEX shall be reviewed in advance by WEX. Any marketing or sales material used by WEX to promote the Cards or the Program that is not supplied by Customer shall be reviewed in advance by Customer.

2.	WEX will establish an account for each Program Fleet designated by the Customer, upon receipt of a written request from the Customer.

3.	Program Fleets will be entitled to use the Cards to purchase motor fuels, motor oil, repairs, tires and other approved merchandise and services designated by WEX from petroleum marketers and other vendors who have agreed to accept Cards pursuant to the terms of charge card agreements and similar agreements between WEX and such vendors (the “Vendors”). Customer understands and agrees that WEX has not designed Card terms or administration for use with consumers, and that Cards should be used by Program Fleets primarily for business or commercial use. Customer shall either obtain the agreement of Program Fleets that Card use shall be so limited or shall indemnify and hold WEX harmless from any claim or damage arising out of the use of a Card primarily for personal, family or household use. Unless otherwise designated by the Customer, all Cards issued to Program Fleets will be for unrestricted usage and not “fuel only” cards. The parties acknowledge that the “fuel only” designation is not able to be enforced in the event that the electronic point of sale equipment at the Vendor’s site is inoperable or unavailable.

4.

Each Card sale made utilizing the Card will result in a sales draft pursuant to which the cardholder instructs the Card issuer to pay the Vendor. Pursuant to its agreements with Vendors, WEX shall accept such sales drafts for collection and pay the Vendors the amount thereof. Upon WEX accepting such sales drafts, the face amount of such sales drafts shall be due from the Customer to WEX, and WEX shall be deemed to have presented such sales drafts to Customer as Card issuer. The Customer’s obligation to pay for such sales drafts is absolute and unconditional except with respect to any Card that is or should have been terminated by WEX in accordance with Paragraph 5 herein, or with respect to errors kicked out by mutually agreed upon edit checks, provided, however, in the event Customer changes its edit checks without WEX’s consent, Customer’s Obligation for such sales drafts is absolute and unconditional. Except as otherwise expressly provided herein, all such payments are without recourse to WEX for any reason. Customer shall have the right to request investigation of Card transactions that are disputed by a Program Fleet, provided that such disputes are communicated to WEX within eighty (80) days of the date that WEX billed or otherwise reported such transaction to Customer. All disputed charges must be paid pending dispute resolution, except as otherwise provided herein. WEX will resolve disputes in accordance with the standard procedure applicable to all WEX direct and co-brand customers. Customer shall be responsible for any losses incurred as a result of failure to: (a) cooperate with fraud prevention controls, and (b) failure to monitor and act upon daily card velocity reports. WEX shall have the right, without notice, to impose any fraud control restriction on any Card that it reasonably believes is necessary under the circumstances. WEX will use reasonable business efforts to notify Customer prior to such action, or, in the case of a situation requiring immediate action, as soon as reasonably possible after such fraud control restriction has been imposed.

5.	Customer shall make commercially reasonable efforts to notify WEX promptly in writing, facsimile or approved electronic means of any lost or stolen Cards or Program Fleets who are no longer authorized to participate in the Program. Twenty-four (24) hours after receipt of notification of a lost or stolen Card or non-participating Program Fleet in accordance with this Agreement, Customer shall not be liable for subsequent transactions on such Cards.

6.	WEX will provide Customer with electronic transaction sales summaries at an interval to be determined by both parties for all Program Fleet accounts. Customer will be invoiced each Business Day of each month for the transactions processed during the previous day(s) of that month. Customer will pay WEX on account of such sales on the next Business Day after invoice is sent by WEX. Such payment shall be by an ACH initiated by Customer to an account designated by WEX. The amount of such payment shall be in the face amount of the total Card sales, except as otherwise provided herein. Payment by Customer does not preclude Customer from disputing any sale or transaction. Any such dispute will be handled by WEX using standard operating procedures, and when a credit is due a Program Fleet, the credit will appear on the settlement report issued by WEX for that period and will offset charges made during the same period. Customer understands and agrees that such payment terms are subject to changes based upon WEX’s reasonable assessment of Customer’s credit status and the aggregate credit limit assigned by WEX to purchases made under this Agreement.

7.	The Customer understands and agrees that the terms of this Agreement shall be re-negotiated as necessary, should the relationship of the Parties as affiliates be terminated through a change in common ownership.

8.	An accrued basis point annual rebate (“Rebate”), if earned by Customer, shall be computed in accordance with the table set forth in Exhibit A. Customer must have [*] “Unique Cards” (as defined herein) used at least once in the months of

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

November or December 2000, to earn the Rebate. For purposes of this Agreement, Unique Cards shall mean any Card with at least one transaction. The Rebate will be paid to Customer within [*] after the end of the calendar year. Each year a new goal will be mutually agreed upon by the parties, before January 31st. The Rebate for 2001, if earned, will be paid pursuant to the Accrued Basis Point Annual Rebate Payout Table attached hereto as Schedule A.

9.	The fees set forth in this Agreement cannot be changed unless changes are set forth in writing signed by both parties.

10.	Time is of the essence with respect to all payments to be made by the Customer to WEX under this Agreement, and such payments shall not be subject to offset or deduction for any reason whatsoever, except as otherwise provided herein.

11.	Cards shall be issued to Program Fleets under this Agreement only at the request of the Customer and in renewal or replacement of such Cards. Unless earlier terminated, all Cards shall be valid through their respective expiration dates. The Customer shall be entitled to request the issuance of additional cards, the termination of Cards or changes in the authorized use thereof. WEX may issue renewal or replacement Cards at Customer’s request prior to the expiration date of such Cards and all such renewal or replacement Cards shall be subject to the terms of this Agreement. As between WEX and the Customer, this Agreement shall control all purchases made by any Program Fleet hereunder and the Customer agrees, subject to any limitations imposed by applicable law and this Agreement, to be responsible for all unauthorized use of such Cards. The Customer agrees to promptly notify WEX of the loss, theft or unauthorized use of any Card and upon receipt of such written notice WEX shall immediately terminate such Card in accordance with Paragraph 5 herein. Any such notice may be by telephonic, electronic or faxed transmission and WEX shall be entitled to rely upon any such notice.

12.	The Customer shall from time to time designate one or more contact persons who shall be authorized to request the issuance, termination or changes in authorized use of Cards for the Program Fleets and WEX shall be entitled to rely on the instructions of such persons until otherwise notified in writing by the Customer. As set forth in Paragraph 6, WEX shall provide to the Customer daily electronic files of transaction data for each Program Fleet. The Customer may make such information available to such Program Fleet in a format determined by the Customer. WEX will use reasonable efforts to assure that such data is accurate, but disclaims all warranties in connection with such reports and shall not be responsible for the accuracy or completeness of such data received from merchants and WEX shall not be liable to any person for loss, liability or damages as a result of any inaccurate or incomplete reports unless such loss, liability or damage is caused by WEX’s negligence or willful misconduct.

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

13.	WEX MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO GOODS AND SERVICES PURCHASED WITH THE CARDS AND HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES INCLUDING WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WEX shall not be responsible for consequential, incidental or special damages, including, without limitation, lost profits arising out of or related to any claim under or relating to this Agreement, whether that claim is for breach of contract, negligence or any other cause unless such loss is caused by WEX’s gross negligence or willful misconduct. The Customer shall indemnify WEX and hold WEX harmless from any and all claims and demands made by any third party on account of: (a) any merchandise purchased with the Card, (b) any management report or other data processing service provided by WEX unless such error is caused by WEX’s gross negligence or willful misconduct, and (c) any credit terms or charges imposed by the Customer on the Program Fleets or the failure of the Customer to conform to any state or federal disclosure or credit regulation or any other applicable law, in either case in connection with the collection by the Customer of accounts arising from use of the Cards unless such claim or demand is caused by WEX’s gross negligence or willful misconduct. This indemnity shall include any such actual losses to WEX, including, without limitation, reasonable attorneys’ fees, the cost of complying with any state or federal credit regulatory or licensing scheme imposed on WEX on account of Customer’s credit terms that apply to accounts arising out of use of the Cards and any fines or penalties imposed on WEX on account of the Customer’s transactions, agreements, acts or omissions with the Program Fleets.

14.	This Agreement shall commence upon the execution hereof and, unless sooner terminated pursuant to the provisions of Paragraph 15, shall remain in effect for sixty (60) months thereafter. This Agreement shall automatically renew for additional one (1) year terms immediately upon expiration of the term then in effect unless written notice of termination shall have been sent by certified or registered mail by either party to the other at least four (4) months prior to expiration of the term in effect. The Customer shall be responsible for all purchases made with the Card up to and including the termination or expiration date in accordance with this Agreement. WEX shall be responsible for processing all Card transactions that occurred up to and including the date of termination or expiration date of this Agreement in accordance with the terms of this Agreement, or any applicable wind-down period.

15. (a)	Any past due balance which is not satisfied within twenty (20) days of receiving written notice from WEX will be cause for immediate termination of this Agreement by WEX.

(b)	This Agreement may be terminated immediately and without notice upon the filing by either party of a voluntary bankruptcy petition or if a bankruptcy petition is filed against either party and not dismissed within sixty (60) days.

(c)	Except as otherwise expressly provided in this Agreement, neither party shall be entitled to any severance payment or other compensation as a result of the expiration or termination of this Agreement for any cause whatsoever.

(d)	Either party may terminate this Agreement with thirty (30) days written notice to the other; provided, however, Customer shall have the right to require WEX to continue performance of the terms of this Agreement for a wind down period not to exceed one hundred twenty (120) days from notice of termination based upon the fees in effect at the time of termination of this Agreement.

16.	Upon notice of termination of this Agreement, all parties will work diligently to arrange for the orderly transfer of data relating to the Cards, to Customer. Such orderly transfer shall include, but not be limited to, the direct data transfer of Customer information from WEX’s computers to the computers of Customer. In the event that an orderly transfer cannot be made by the termination date, the parties agree to extend the term of this Agreement for as long as it reasonably takes to effect the orderly transfer. If Customer requests the transfer of such date, prior to the said transfer, and provided that termination occurs at renewal date or for cause, Customer shall pay to WEX a transfer fee in an amount equal to the cost of said transfer.

17.	WEX and Customer shall be entitled to assign this Agreement if the assignee has the ability to perform the assignor’s obligations hereunder, expressly assumes such obligations and is a wholly owned subsidiary of the assignor. The assignor shall give notice of any such assignment to the other party.

18.	This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereto and may not be altered or amended except by writing, signed by the parties. This Agreement supercedes any prior agreements between WEX and the Customer.

19.	This Agreement shall be governed and construed in accordance with the laws of the State of Maine (without reference to choice of law rules).

20.	The parties agree that it is in their mutual best interest to maintain the confidentiality of the provisions of this Agreement and accordingly agree that they will not, without the written consent of the other, disclose the terms hereof, including without limitation, the price terms, (unless required by court order or other governmental authority) and that all such terms shall be held in confidence and revealed only to employees, agents, lenders or other persons having a business relationship with such party and having a need to know such terms in the course of such person’s employment or business relationship with such party.

21.	Customer shall license WEX to use any registered or unregistered trademark or servicemark of Customer that is to be included in the co-branded Card form and other marketing materials to be used in connection with this co-brand Program. The license shall be nonexclusive and without cost to WEX.

22.	Authorization Controls. Customer shall be able to request in writing authorization controls (“Controls”) for all the Program Fleets on a form substantially the same form as Exhibit B attached hereto. Such Controls will be mutually agreed upon by PHH and WEX, and will be applied selectively to each Program Fleet account (“Account”) designated by Customer. Such Controls will enable Customer to restrict the Accounts as to daily transaction limits per Card at fuel merchants. If any such Controls are exceeded in an Account, subsequent transactions will be declined.

Customer understands and acknowledges that only transactions submitted to WEX for authorization are subject to Controls and that any transaction which exceed the limits set forth by Customer will be declined and the driver will have to use another form of payment to complete the transaction. WEX reserves the right to modify Controls upon notice to Customer when such Controls, in WEX’s reasonable opinion, are set at such a level where they are ineffective and not in accordance with the goals of the authorization control program. WEX will not be liable for any merchant’s refusal to honor the Card, regardless of the reason.

If Customer has a specific Program Fleet customer who requires different Controls for their Account, and wishes to allow that Program Fleet unique Controls, Customer shall make such request to WEX in a format and on a form mutually agreed upon by the parties (“Form”). Such Form must be signed by Customer and faxed to WEX. WEX and Customer agree that such Form will, if accepted by Customer, be binding to both WEX and Customer and will constitute the “best evidence” for evidentiary purposes. Furthermore, Customer agrees to communicate any Controls placed upon Accounts to its Program Fleets whether standard or otherwise. Customer agrees that WEX will not be liable to Customer for any loss, liability, or damage Customer or any Program Fleet suffers which arises from, are related to, or in any way are connected with any Control WEX implements pursuant to this Agreement, except to the proportional extent of WEX’s negligence.

WEX shall not be responsible for the choice of any particular Control level selected by Customer or a Program Fleet. The existence and/or use of Controls shall not affect the liability of Customer for unauthorized use of the Card. Customer remains liable for transactions with unreported lost or stolen cards and/or card numbers and driver ID numbers. Customer shall remain responsible to review fraud control data provided by WEX, such as transaction velocity reports, for the purpose of detecting fraud that occurs within Control parameters for a particular Account. In the event that Customer requests that WEX monitor said velocity reports, WEX will charge its customary fee.

23.	Dispute Resolution.

(a) In the event of a dispute hereunder, upon the written request of either party, each party shall appoint a designated representative who shall meet for the purpose of resolving such dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to gather and furnish to the other information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding. Formal proceedings for the resolution of a dispute shall not be commenced until the earlier of (i) the designated representatives conclude in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) thirty (30) days after the initial written request to appoint a designated representative.

(b) In the event a dispute is not resolved pursuant to Section 24(a), the parties agree that such dispute shall be submitted to mandatory and binding arbitration pursuant to the following conditions: The party making the demand for arbitration (the “Disputing Party”) shall notify the American Arbitration Association (“AAA”) and the other party in writing describing in reasonable detail the nature of the dispute (the “Demand for Arbitration”), and shall request the AAA furnish a list of five (5) possible arbitrators who shall have substantial business experience and shall otherwise be qualified to completely address the issues presented. Each party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one (1) individual has not been so rejected, he or she shall serve as the arbitrator. If two (2) or more individuals have not been so rejected, then the parties shall promptly mutually select the arbitrator from the remaining pool of possible arbitrators; provided, however, that if the parties are unable to agree on the selection within ten (10) days after notification by the AAA of the need to make such selection, then the AAA shall select the arbitrator from the remaining pool of possible arbitrators. The arbitration shall be conducted in accordance with the rules for commercial arbitration of the AAA. The arbitration hearings shall be conducted in a neutral location. Unless the arbitrator rules otherwise, the parties shall jointly and equally pay the expenses of the arbitrator and the administrative costs assessed by the AAA, as well as their own expenses incurred during the arbitration process. Notwithstanding the foregoing, the parties shall be entitled to seek immediate injunctive relief in a court of competent jurisdiction in the event of a breach of Section 12 hereof.

24.	Upon reasonable advance notice, and during Company’s regular business hours, Customer shall have the right to verify all records regarding Customer’s Card sales and to examine and make copies of said records for any purpose directly connected with and relevant to this Agreement.

IN WITNESS THEREOF, this Agreement has been executed by duly authorized representatives of the parties hereto and is made effective as of the last date set forth below.

WRIGHT EXPRESS LLC

/s/ Janet Britton	By:	/s/ Gary Robbins
Witness		Gary Robbins Vice President, General Manager Cobrand

	Date:	1/17/01

PHH VEHICLE MANAGEMENT SERVICES LLC

/s/ Illegible	By:	/s/ George Kilroy

Witness	Name:	George Kilroy

	Title:	Senior Vice President

	Date:	January 12, 2001

WRIGHT EXPRESS®

CO-BRANDED AGREEMENT

Exhibit A

Customer shall pay WEX the following fees:

•	Account set-up fee: [*] for a Program Fleet. WEX shall not charge Customer the Account set-up fee for any Program Fleet that is converted to the Program prior to December 31, 2001.

•	Card fee for each Card issued and outstanding under the Program as of the end of each month will be charged in accordance with the following chart:

TABLE A-1

Number of Vehicles in Fleet	Monthly Fee per card paid to WEX
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]

Rebate paid by WEX to Customer (number of vehicles in Program Fleet will be determined as of the end of each month):

TABLE A-2

Number of Cards per Fleet	Basis Points paid to PHH monthly		Accrued Basis Point Annual Rebate
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

The foregoing table shall be used as follows: Monthly rebates accrue from the date of card issuance and are payable beginning in the month after cards are first issued hereunder. They are computed by applying the basis points shown to the total face amount of Card sales at participating fuel merchants to Program Fleets in a calendar month. For the purposes of this Agreement, participating fuel merchants are merchants that have designated themselves as fuel merchants in the WEX database, some of these merchants may also offer service. Fees shall be computed and payable as of the [*] of the succeeding month.

Annual rebates, if earned under Paragraph 8 of the Agreement, are computed as follows: [*]

The pricing and rebates set forth in this Exhibit requires that Customer work with WEX to develop and implement a plan to influence the service and maintenance merchants that currently accept the PHH fleet card to accept any card issued by WEX or Wright Express Financial Services Corporation.

Customer agrees to provide WEX with necessary “support” (as defined herein) to set up a maintenance network for WEX’s Universal Card users. For purposes of this Agreement, “support” means that Customer will use commercially reasonable efforts to introduce WEX to its merchants in their existing network, and disclose processing procedures on a confidential basis. WEX agrees that the Card under this Program may not be accepted at service merchants in the WEX Universal Card network. WEX further agrees that it will use commercially reasonable efforts to ensure that Customer maintains its current commission revenue with respect to service transactions on the Customer’s program.

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT B

The below limits, if accepted by WEX, will apply to every Program Fleet in Customer’s co-brand portfolio unless WEX is notified otherwise. The undersigned requests and authorizes WEX to establish Controls in accordance with this Exhibit.

Limit Options

Daily Dollar Limit $

Daily Number transaction limits $

Transaction Dollar Limit $

Authorized Signature

Name (print)

Title

Date

SCHEDULE A

ACCRUED BASIS POINT

ANNUAL REBATE PAYOUT TABLE

Percent of Gallon Goal	Gallons from Cards issued 01/01/01 – 12/31/01	Payout Percent of Accrued Basis Point Annual Rebate
<70%	[*]	[*]%
70%	[*]	[*]%
71%	[*]	[*]%
72%	[*]	[*]%
73%	[*]	[*]%
74%	[*]	[*]%
75%	[*]	[*]%
76%	[*]	[*]%
77%	[*]	[*]%
78%	[*]	[*]%
79%	[*]	[*]%
80%	[*]	[*]%
81%	[*]	[*]%
82%	[*]	[*]%
83%	[*]	[*]%
84%	[*]	[*]%
85%	[*]	[*]%
86%	[*]	[*]%
87%	[*]	[*]%
88%	[*]	[*]%
89%	[*]	[*]%
90%	[*]	[*]%
91%	[*]	[*]%
92%	[*]	[*]%
93%	[*]	[*]%
94%	[*]	[*]%
95%	[*]	[*]%
96%	[*]	[*]%
97%	[*]	[*]%
98%	[*]	[*]%
99%	[*]	[*]%
100%	[*]	[*]%
>100%	[*]	[*]%

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Customer shall be paid a percent of the Accrued Basis Point Annual Rebate pursuant to Exhibit A, provided that the total number of gallons is equal to or greater than [*] on Cards issued in 2001. The Accrued Basis Point Annual Rebate shall be calculated as follows:

[*]

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Wright Express®

Co-Branded Business Charge Card & Marketing Agreement

AMENDMENT

The Co-Branded Business Charge Card Agreement (hereinafter the “Agreement”) between Wright Express LLC (“WEX”) and PHH Vehicle Management Services, LLC (hereinafter “Customer”), dated January 17, 2001, is, by the agreement of the parties hereto, hereby amended as follows:

WHEREAS, the parties have executed the Agreement, under which WEX has made its co-branded charge card and fleet management program (the “Program”) available to Customer, and Customer promotes the Program to its Fleets; and

WHEREAS, Customer has developed a program as part of its own business strategy, called PHH PartnersPlus, under which it intends to sell various services offered by Customer (hereinafter, “PartnersPlus”); and

WHEREAS, Customer wishes to offer the WEX co-branded fleet charge card program as part of PartnersPlus (the “FleetExperts Card Program”); and

WHEREAS, WEX has agreed to support the FleetExperts Card Program subject to the terms of the Agreement, and the terms stated herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	Definitions: All capitalized terms used in this Amendment have the same meaning as those same capitalized terms have in the Agreement.

2.	WEX hereby permits Customer to market the FleetExperts Card Program subject to the terms of the Agreement, and the terms stated herein.

3.	For purposes of the Agreement, and unless otherwise indicated herein, all references to Program Fleets shall be deemed to include those fleets who are issued a co-branded Card under the FleetExperts Card Program (the “FleetExperts Card”). In addition, all references to the Program shall be deemed to include the FleetExperts Card Program.

4.	The following sentence shall be added at the end of Paragraph 1(b):

“The accounts established under the FleetExperts Card Program shall be embossed with the FleetExpert name and logo, as well as WEX’s name and/or the Wright Express logo, in such size and location as may be mutually determined by WEX and the Customer.”

5.

Customer hereby acknowledges that WEX may be competing with the FleetExperts Card Program through its own business strategies, and further acknowledges and agrees that nothing contained in the Agreement or this Amendment, restricts WEX’s right to offer a program similar to the FleetExperts Card Program to other business partners.

6.	Customer agrees that this Amendment does not confer any additional right to use WEX’s name, brand, or likeness beyond what has been agreed to in the Agreement.

7.	WEX agrees to support the FleetExperts Card Program, subject to the terms of the Agreement, and nothing in this Amendment is intended to create additional obligations of support on the part of WEX. Customer further agrees that WEX may take any action necessary to measure the support requirements for the FleetExperts Card Program, including, but not limited to, assigning a unique call center number for those fleets issued Cards under the FleetExperts Card Program. In the event the FleetExperts Card Program requires additional support on the part of WEX, the parties hereby agree that WEX’s continued support of such additional obligations shall be subject to an increased cost to Customer, which shall be set forth by a written mutual agreement. In the event the parties cannot agree on said increased cost, WEX hereby reserves the right to terminate this Amendment and the related support for the FleetExperts Card Program.

8.	This Amendment shall be governed and construed in accordance with the laws of the State of Maine (without reference to choice of law rules).

9.	Except as expressly amended herein, the Agreement remains in full force and effect in accordance with its terms, which are hereby ratified and confirmed.

IN WITNESS HEREOF, the parties hereto, each acting under due and proper authority, have caused this AMENDMENT to be executed and effective as of the last date set forth below.

WITNESS:	/s/ Michael P. Sawicki	PHH VEHICLE MANAGEMENT SERVICES, LLC

		By:	/s/ Anthony Vinciguerra

		Title:	Vice President

WITNESS:	/s/ Janet Britton	WRIGHT EXPRESS LLC

		By:	/s/ Gary Robbins

		Title:	VP GM

Wright Express®

Co-Branded Business Charge Card & Marketing Agreement

SECOND AMENDMENT

The Co-Branded Business Charge Card Agreement (hereinafter the “Agreement”) between Wright Express LLC (“WEX”) and PHH Vehicle Management Services, LLC (hereinafter “Customer”), dated January 17, 2001, is, by the agreement of the parties hereto, hereby amended as follows:

WHEREAS, the parties have executed the Agreement, under which WEX has made its co-branded charge card and fleet management program (the “Program”) available to Customer, and Customer promotes the Program to its Fleets; and

WHEREAS, Customer desires to make the Program available to designated affiliates of Customer; and

WHEREAS, WEX has agreed to support the Program to include both the Customer and its designated affiliates subject to the terms of the Agreement, and the terms stated herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	A new Section 25 is hereby added as follows:

25.	Participation of Designated Affiliates of Customer:

A.	It is hereby agreed to by the parties that Customer may elect to designate certain affiliates or subsidiaries (“Designated Affiliate”) to participate in the Program as a card issuer to Program Fleets of the Designated Affiliate. A Designated Affiliate shall have all the rights and obligations of Customer under this Agreement, including, without limitation, the obligation to establish and maintain agreements with its Program Fleets relating to the issuance and payment for use of the Card. Notwithstanding the foregoing designation, Customer shall remain responsible to WEX for all obligations of Designated Affiliates, including, without limitation, for payment and other obligations and responsibilities of Designated Affiliate acting as a Customer under the Agreement. Customer agrees to cause Designated Affiliate to conform to the obligations of a Customer under the Program. WEX and Customer shall agree in writing to the addition of any affiliates or subsidiaries.

B.	Any cards issued by a Designated Affiliate shall be used in the United States where the Card is accepted.

C.	Initially, the sole Designated Affiliate of Customer to be added as a card issuer for Customer shall be PHH Vehicle Management Services Inc. (“PHH Canada”).

D.	It is understood and agreed between the parties that:

a. Payment shall be made to WEX in U.S. dollars;

b. This Agreement applies to sales and transactions at U.S. locations only;

c. Fleets of PHH Canada shall not be eligible to participate in the WEX tax-exempt reporting program; and,

d. All operational support for PHH Canada including, but not limited to, card production and delivery, account maintenance, billing, and customer support shall be managed by Customer in accordance with this Agreement.

IN WITNESS HEREOF, the parties hereto, each acting under due and proper authority, have caused this SECOND AMENDMENT to be executed and effective as of the last date set forth below.

WITNESS:	/s/ Michael P. Sawicki	PHH VEHICLE MANAGEMENT SERVICES, LLC

		By:	/s/ George Kilroy

		Title:	Senior Vice President

WITNESS:	/s/ Ann Randall	WRIGHT EXPRESS LLC

		By:	/s/ Gary Robbins

		Title:	VP GM

1/27/03

Wright Express®

Co-Branded Business Charge Card & Marketing Agreement

AMENDMENT

This Amendment is made to the Co-Branded Business Charge Card Agreement (hereinafter the “Agreement”) between Wright Express LLC (“WEX”) and PHH Vehicle Management Services, LLC (hereinafter “Customer”), dated January 17, 2001 as amended, is hereby made as follows:

1.	Page 5, Paragraph 14, the first two sentences shall be deleted in their entirety and replaced with the following two sentences and the remainder of the paragraph shall remain the same:

This Agreement shall be extended for an additional five (5) year term until January 17, 2010. Thereafter, the Agreement shall renew automatically for one (1) year terms upon the termination of the term then in effect, provided that written notice of either parties’ intent to terminate is not sent at least six (6) months prior to the term’s expiration date.

2.	Page 3, Paragraph 8, shall be deleted in its entirety and replaced with the following:

8.	WEX shall pay to Customer a Rebate based upon the total number of cards on the Program in accordance with the specific terms set forth in Exhibit A.

3.	Page 6, Paragraph 20, shall be deleted in its entirety and replaced with the following:

The parties agree that it is in their mutual best interest to maintain the confidentiality of the provisions of this Agreement and accordingly agree that they will not, without the written consent of the other, disclose the terms hereof, including without limitation, the price and rebate terms (except as otherwise permitted herein), to a third party, and that all such terms shall be held in confidence and revealed only to employees, affiliates, agents, lenders or other persons having a business relationship with such party and having a need to know such terms in the course of such person’s performance with respect to the parties respective obligations under this Agreement or due to the nature of their business relationship with the receiving party.

Notwithstanding the foregoing, WEX shall not provide any PHH client information, which shall be deemed confidential information for purposes herein, received by WEX as a result of performing services under this Agreement to any parent company, affiliate or third party without the prior written consent of PHH.

In addition, the parties will not use any such information for any purpose other than their performance hereunder any and all information disclosed to the other in connection with the performance under the terms of this Agreement that is, or should be reasonably understood to be, confidential or proprietary to the disclosing party (collectively “Confidential Information”).

This obligation of non-disclosure will not apply to Confidential Information: (i) which is, at the time of disclosure is or thereafter, publicly available through no fault of the receiving party; (ii) which the receiving party can demonstrate was in its possession before receipt; (iii) which is disclosed to the receiving party by a third party with the legal right to do so; (iv) which is required to be disclosed pursuant to judicial process, stock exchange rules, court order or administrative or regulatory process such as but not limited to disclosures to regulatory agencies such as the SEC, provided that the receiving party will so notify the disclosing party sufficiently prior to disclosing such Confidential Information so as to permit the disclosing party to seek a protective order; or (v) which is disclosed to any subcontractors retained to assist the receiving party in the performance of the this Agreement; provided however, that the receiving party shall use commercially reasonable efforts to convey to its subcontractors the confidentiality of such Confidential Information and shall be liable to the disclosing party for any disclosure by its subcontractors in violation of this paragraph 20. Each party will assure that its employees who have access to Confidential Information understand the confidential nature.

WEX and PHH acknowledge that the breach of the terms and conditions hereof by one party may result in irreparable damage to the other, which may not be adequately compensated by the payment of money damages. Accordingly, PHH and WEX may seek and obtain injunctive relief against the other party for any breach or threatened breach of this confidentiality provision, in addition to any other legal remedies which may be available.

4.	Page 10, Exhibit A, Second Section, Schedule A-2 beginning with REBATE, shall be deleted in its entirety and replaced with the following:

WEX shall pay monthly to Customer a Rebate based on the table set forth below as follows:

Total Number of Cards on Program	Rebate Factor
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)
[*]	[*] bps ([*]%)

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

To qualify for the Rebate, Customer must meet the following minimum criteria:

a)	Customer shall have a minimum of [*] cards on the Program;

b)	Customer shall not be in default of the Agreement.

The Rebate shall be calculated by multiplying the total number of cards on the Program by the appropriate Rebate Factor. Payment of the Rebate shall be made no later than the 15th of the following month in which the Rebate was earned.

This Rebate shall become effective January 1, 2005.

4.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS HEREOF, the parties hereto, each acting under due and proper authority, have caused this AMENDMENT to be executed and effective as of the last date set forth below.

WITNESS:	/s/ Michael P. Sawicki	PHH VEHICLE MANAGEMENT SERVICES, LLC

		By:	/s/ Joseph W. Weikel
		Title:	SVP & General Counsel
		Date:	1/12/05

WITNESS:	/s/ Betty Saucier	WRIGHT EXPRESS LLC

		By:	/s/ Gary Robbins
		Title:	Vice President
		Date:	1/13/05

[*]	Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.